Exhibit 10(xxvii)

CAMCO FINANCIAL CORPORATION

POST-2011 DIRECTOR DEFERRED COMPENSATION PLAN

Section 1:

Purpose

The Company adopts this Plan to permit Directors to defer Compensation otherwise payable from the Company for Plan Years beginning after the Effective Date as described herein.

Section 2:

Definitions

When used herein, the following capitalized terms shall have the meanings given to them below:

(a)	Adjustment Date. The last business day of each fiscal quarter during a Plan Year.

(b)	Board. The Board of Directors of the Company.

(c)	Cash Account. The notional account created on behalf of each Participant pursuant to Section 5.

(d)	Code. The Internal Revenue Code of 1986, as amended.

(e)	Company. Camco Financial Corporation and any successor.

(f)	Compensation. The fixed retainer and any meeting fees which, absent an election to defer hereunder, would be payable to a Participant for a Plan Year.

(g)	Deferral Notice. The form described in Section 4 on which a Participant may elect to defer Compensation into the Plan for any Plan Year and, in the first year in which a Director participates in the Plan, elect a time and form of payment of the Participant’s accounts.

(h)	Director. Any person serving as a non-employee director of the Company.

(i)	Effective Date. December 15, 2011.

(j)	Participant. A Director who participating in this Plan pursuant to Section 3.

(k)	Payment Election Form. The form described in Section 5 on which a Participant may change a previous election as to the time and form of payment of the Participant’s accounts.

(l)	Plan. The Camco Financial Corporation Post-2011 Director Deferred Compensation Plan, as amended from time to time.

(m)	Plan Year. The calendar year.

(n)	Shares. The common shares, par value $1.00 per share, of the Company.

(o)	Stock Account. The notional account created on behalf of each Participant pursuant to Section 6.

(p)	Suspense Account. The account created on behalf of all Participants to which deferrals of Compensation are credited pending conversion into Shares and allocation to Participants’ Stock Accounts, as described in Section 6.

(q)	Termination. A Participant’s “separation from service” from the Company, as that term is used in Section 409A of the Code.

Section 3:

Participation

Any person who is or becomes a Director on or after the Effective Date is eligible to participate in the Plan and may become a Participant by submitting a Deferral Notice to the Company as described in Section 4. Once a Director becomes a Participant, the Director will remain a Participant until all payments under this Plan have been completed.

Section 4:

Elections

(a)	Deferral Notice. In order to defer Compensation into the Plan for any Plan Year, a Participant must submit a Deferral Notice to the Company that: (i) specifies the amount or percentage of Compensation to be deferred to the Plan for that Plan Year; and (ii) allocates this amount between the Cash Account and Stock Account.

(b)	Timing of Election. A Deferral Notice will be effective for a Plan Year if it is received by the Company by no later than the December 31 preceding the Plan Year in which services giving rise to the Compensation to be deferred are to be performed.

Notwithstanding the foregoing, if a person becomes a Director after the first day of any Plan Year, that person may submit a Deferral Notice to the Company by no later than the 30th day after the date on which the person became a Director with respect to Compensation payable for services performed after the Deferral Notice is submitted, provided that the person is not eligible to participate in any other arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under 409A of the Code.

(c)	Changes to or Revocation of Deferral Notice. A Deferral Notice for any Plan Year may not be changed or revoked after the latest date on which the Deferral Notice may be submitted for that Plan Year as described in Section 4(b).

(d)	Effect of Deferral. Compensation deferred under this Plan will not be made available to the Participant and will reduce the Compensation otherwise payable to the Participant for the Pan Year of the deferral; provided, however, that all such amounts shall be subject to the rights of the general unsecured creditors of the Company as provided in Section 8.

Section 5:

Cash Accounts

(a)	Cash Accounts. The Company will establish a Cash Account on behalf of each Participant to record the Compensation the Participant elects to allocate to this account. The Cash Account will be: (i) credited with an amount of cash equal to the amount of Compensation deferred as soon as administratively practicable following each date during the Plan Year on which the Compensation otherwise would be paid; (ii) credited with interest as described in Section 5(b); and (ii) reduced by any distributions from this account 7.

(b)	Interest. On each Adjustment Date, and until full payment of the account is completed, the Cash Account of each Participant will be credited with interest equal to the rate of return on the Three-Year Treasury Note on that date by multiplying this rate of return by the balance of the Cash Account as of the immediately preceding Adjustment Date.

Section 6:

Stock Accounts

(a)	Stock Account. The Company will establish a Stock Account on behalf of each Participant to record the number of Shares credited to this account as provided in Section 6(b). The number of Shares credited to the Stock Account will be reduced by any distributions from this account.

(b)	Crediting of Shares. The number of Shares credited to the Stock Accounts will be determined as follows:

(i)	Suspense Account. The Company will establish a Suspense Account to record the aggregate amount of Compensation allocated by all Participants to the Stock Accounts. Compensation is credited to the Suspense Account pending allocation to the Stock Accounts and the balance of the Suspense Account will be reduced by any distributions made into the Stock Accounts.

(ii)	Conversion to Shares. On each Adjustment Date, the Company will dividing the balance of the Suspense Account by the closing price of a Share on the Adjustment Date and credited the resulting number of whole Shares to the Stock Account of each Participant. The number of Shares allocated to each Stock Account will be based on the ratio that the amount of Compensation credited to the Suspense Account by each Participant since the immediately preceding Adjustment Date (plus any Compensation that was not used to purchase Shares and any cash dividends payable with respect to Shares credited to the Participant’s Stock Account) bears to the aggregate balance of the Suspense Account immediately before its conversion into Shares. Any amounts not used to purchase Shares will continue to be held in the Suspense Account until the succeeding Adjustment Date.

(iii)	Dividends. Cash dividends payable with respect to Shares credited to Participants’ Stock Accounts will be credited to the Suspense Account and converted into additional Shares as described in Section 6(b)(ii).

(d)	Adjustments. The number of Shares credited to a Participant’s Stock Account will be adjusted from time to time to reflect stock splits, stock dividends or other changes in the Shares resulting from a change in the Company’s capital structure, as determined by the Company in its sole discretion.

(e)	No Transfers. No Participant may elect to have any amounts transferred between the Participant’s accounts.

Section 7:

Distributions

(a)	Payment Election. At the time a Director first becomes a Participant in the Plan, the Director may elect the form for payment of the Participant’s accounts from the choices available in this Section 7. This election must be made on the Deferral Notice. If no election is made or an election is not timely made, payment of the Participant’s accounts shall be made in a single lump sum within 30 days following the Participant’s Termination.

(b)	Time and Form of Payment. Payment of a Participant’s accounts may be made in a lump sum or in up to five substantially equal annual installments beginning within 30 days following the Participant’s Termination. Payment from a Participant’s Cash Account will be made in cash and payment from a Participant’s Stock Account will be made in Shares, with any cash in the Suspense Account that has not yet been converted into Shares at the time of payment being distributed in cash.

(c)	Treatment of Small Accounts. Notwithstanding any provision in this Section 7 to the contrary, if, at any time, the total value of a Participant’s accounts under this Plan plus, the Participant’s account and all other arrangements that, with this Plan, would be treated as a single nonqualified deferred compensation plan under Section 409A of the Code, is less than $1,000, the Participant’s accounts may be distributed in a single lump sum, but only if payment results in the termination and liquidation of the Participant’s entire interest in this Plan and all other arrangements that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Section 409A of the Code.

(d)

Hardship Distribution. A Participant may request a distribution of all or part of the Participant’s accounts upon the occurrence of an “unforeseeable emergency” as defined in Section 409A of the Code. As a condition of receiving a distribution under this Section 7(d), the Participant must file a written application to the Company specifying the nature of the unforeseeable emergency, the amount needed to address the unforeseeable emergency and supplying any other information that the Company, in its discretion, may need to ensure the conditions specified in this Section 7(d) are satisfied. The Company will, in its sole discretion, determine whether an unforeseeable emergency exists. If the Company determines that an unforeseeable emergency exists, the Company will distribute an amount to the Participant that may not be greater than the amount reasonably necessary, in the Company’s determination, to satisfy the emergency need (which may include the amount necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not cause a severe financial hardship.

(e)	Changes to Payment Elections. If a Participant specified a date for payment of the Participant’s accounts, the Participant change the time or form of payment of the Participant’s accounts (based on the alternatives described in this Section 7) by submitting a Payment Election Form to the Company; provided, however, that: (i) such change may not take effect until at least 12 months after the date on which such election is made; and (ii) the payment must be deferred (except in the event of death) for a period of not less than five years from the previously specified payment date. Once payment of a Participant’s accounts has begun, no further change to time and/or form of payment will be permitted.

Section 8:

General Provisions

(a)	Administration. The Company is responsible for administering and interpreting the Plan and has all authority necessary for this purpose. The Company may allocate all or any part of its responsibilities and authority to any one any person or persons. Any such allocation or delegation may be revoked at any time. The Company or its designee, in its sole discretion, may construe or interpret the Plan. All decisions, determinations and interpretations of the Company or its designee will be final, conclusive and binding upon all parties having an interest in this Plan.

(b)	Amendment and Termination. The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate this Plan in whole or in part, except that no such amendment, modification, suspension or termination may reduce the amounts allocated to any Participant’s accounts without the Participant’s consent.

(c)	Unfunded Plan. This Plan is an unfunded, unsecured promise by the Company to pay only those benefits accrued by Participants under this Plan. The Company is not required to segregate any assets into a fund established exclusively to pay such benefits. It is the express intention of the parties hereto that this Plan shall be an unfunded for tax purposes. The Participants and their beneficiaries have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of the Company or any affiliate.

(d)	No Assignment. The rights of Participants under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment.

(e)	Designation of Beneficiary. Notwithstanding Section 8(d), a Participant may designate a beneficiary to receive payment of the Participant’s accounts in the event of the Participant’s death. If no beneficiary is designated or the designated beneficiary does not survive the Participant, the Participant’s beneficiary will be the Participant’s estate.

(f)	Successors. The obligations of the Company under the Plan shall be binding upon any successor.

(g)	Governing Law. To the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the state of Ohio, other than its laws respecting choice of law.

(h)	Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.

(i)	Headings. The headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

(j)	Compliance with Section 409A of the Code. It is intended that this Plan comply with Section 409A of the Code, and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer, effective as of the Effective Date.

CAMCO FINANCIAL CORPORATION

By:	/s/ James E. Huston
Its:	Chairman/CEO/President